Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GENERAL MOTORS COMPANY

General Motors Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:

1. The name of the Corporation is General Motors Company.

2. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was August 11, 2009.

3. The date of filing of the Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was October 15, 2009.

4. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5. This Certificate of Amendment shall be effective upon filing.

6. The Amended and Restated Certificate of Incorporation of the Corporation is amended by deleting the first paragraph of ARTICLE FOURTH thereof in its entirety and inserting the following:

“FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 7,000,000,000, consisting of 2,000,000,000 shares of Preferred Stock, par value $0.01 per share (hereinafter referred to as “Preferred Stock”), and 5,000,000,000 shares of Common Stock, par value $0.01 per share (hereinafter referred to as “Common Stock”).

Upon this Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of common stock of the Corporation, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, shall without further action on the part of the Corporation or any holder of Old Common Stock automatically be reclassified as and subdivided into three (3) shares of Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by three (3); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive upon surrender of such certificate a new certificate representing the number of shares of Common Stock into which the shares of Old Common Stock represented by such certificate have been reclassified pursuant hereto.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of this 1st day of November, 2010

GENERAL MOTORS COMPANY

By:	/s/ Anne T. Larin
Name: Anne T. Larin
Title: Secretary